Exhibit 99.1

LMP Announces a Definitive Acquisition Agreement for 85% of two Chrysler Jeep Dodge Ram Dealerships in New York Generating Approximately $270 Million in Annualized Revenue

March 30, 2021

FORT LAUDERDALE, FL / GLOBE NEWSWIRE / March 30, 2021/ LMP Automotive Holdings, Inc. (NASDAQ: LMPX), an e-commerce and facilities-based automotive retailer in the United States, today announced a definitive acquisition agreement for 85% of two Chrysler Jeep Dodge Ram Dealerships in New York generating approximately $270 million in annualized revenue.

○	Expected to close in June of this year, and we expect that upon closing it will increase the company’s revenue by approximately 51%, as well as be immediately accretive to pre-tax income by approximately $5.6 million post minority interest on an annualized basis.

○	The transaction includes Central Avenue Chrysler Jeep, located at 1839 Central Park Avenue, Yonkers, New York and Chrysler Jeep of White Plains, located at 70 Westchester Avenue, White Plains, New York.

○	To be funded through LMP’s balance sheet along with 25% in common stock and a 15% rollover dealer principal interest along with 50% bank finance.

Richard Aldahan, LMP’s Chief Operating Officer, stated, “We look forward to welcoming Jonathan Grant and his high-performing teams to the LMP family; their unmatched commitment to serving their local communities and providing the uppermost level of customer service embodies LMP’s core values.”

Sam Tawfik, LMP’s Chief Executive Officer, stated “First on behalf of myself and the LMP team I want to welcome our new partner Jonathan Grant to the LMP family as well. We all look forward to working together to expand on the team’s historical success.”

Mr. Tawfik concluded “We expect this partnership to significantly increase LMP’s revenues in the important New York Northeast region, along with materially enhancing profitability.”

Upon closing, this acquisition would bring LMP’s total contracted and closed franchise and dealership count to 18 and 17, respectively. Our total contracted and closed transactions in the month of March are expected to add over $800 million revenue on an annualized basis to LMP and brings us a step closer to our goal of adding an additional 80 to 100 dealerships to our network by the end of next year by way of mergers and acquisitions, which we project has the potential to add $5.1 billion to $6.4 billion in revenue.”

ABOUT LMP AUTOMOTIVE HOLDINGS, INC.

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) is a growth company with a long-term plan to profitably consolidate and partner with automotive dealership groups in the United States. We offer a wide array of products and services fulfilling the entire vehicle ownership lifecycle including new and used vehicles, finance and insurance products and automotive repair and maintenance.

Our proprietary e-commerce technology and strategy are designed to disrupt the industry by leveraging our experienced teams, growing selection of owned inventories and physical logistics network. We seek to provide customers with a seamless experience both online and in person. Our physical logistics network enables us to provide convenient free delivery points for customers and provide services throughout the entire ownership life cycle. We use digital technologies to lower our customer acquisition costs, achieve operational efficiencies and generate additional revenues. Our unique growth model generates significant cash flows, which funds our innovation and the expansion in new geographical markets along with strategically building out dealership networks, creating personal transportation solutions that consumers desire.

Investor Relations:

LMP Automotive Holdings, Inc.

500 East Broward Boulevard, Suite 1900

Fort Lauderdale, FL 33394

investors@lmpah.com

For more information visit: https://lmpmotors.com/.

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: our dependence upon external sources for the financing of our operations; our ability to effectively executive our business plan; our ability to close and integrate acquisitions; our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform; our ability to manage the growth of our operations over time; our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others; our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and our ability to compete and succeed in a highly competitive and evolving industry; as well as other risks described in our SEC filings. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

SOURCE: LMP Automotive Holdings, Inc.